Exhibit 99.1

Contact: John E. Vollmer III
Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7100

Patterson-UTI Energy Reports Financial Results for
Three and Six Months Ended June 30, 2009

HOUSTON, July 30, 2009 — Patterson-UTI Energy, Inc. (Nasdaq: PTEN) today reported financial results for the three and six months ended June 30, 2009. The Company reported a net loss for the second quarter of 2009 of $17.7 million, or $0.12 per share, compared to net income of $81.4 million, or $0.52 per share, for the second quarter of 2008. Revenues for the quarter ended June 30, 2009 were $161 million, compared to $526 million for the quarter ended June 30, 2008.

The Company reported a net loss of $1.5 million, or $0.01 per share, for the six months ended June 30, 2009, compared to net income of $159 million, or $1.01 per share, for the six months ended June 30, 2008. Revenues for the first six months of 2009 were $457 million, compared to $1.0 billion for the first six months of 2008.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “The continuing weakness in natural gas prices has resulted in low levels of drilling activity, which is reflected in our financial and operating results for the second quarter of 2009. We had an average of 63 rigs operating in the second quarter ended June 30, 2009, comprised of 61 in the United States and 2 in Canada, compared to an average of 127 rigs operating in the first quarter of 2009, including 116 in the United States and 11 in Canada. Due to a recent increase in spot-rate rig activity, we currently have 68 rigs operating, including 66 in the United States and 2 in Canada.”

Mr. Wall added, “Average revenue per operating day for the three months ended June 30, 2009 was $17,780, compared to average revenue per operating day of $19,670 for the three months ended March 31, 2009. Average direct operating costs per operating day for the second quarter of 2009 were $9,960 compared to $11,010 for the three months ended March 31, 2009. As a result, average margin per operating day in the second quarter of 2009 was $7,820, compared to $8,660 for the first quarter of 2009.

“Our average rig count in the second quarter included 7 rigs that earned standby revenues of $7.5 million. Rigs on standby earn a discounted dayrate as they do not have crews and have lower costs. Accordingly, these standby rigs reduced both average revenue and direct operating costs per operating day during the second quarter. Average revenues per operating day were also impacted by delays in the delivery of some of our newbuild rigs.

“During the second quarter of 2009 we had an average of approximately 32 rigs operating under term contracts (including 7 rigs earning standby revenues). We expect to have an average of approximately 29 rigs (including 3 rigs earning standby revenues) under term contracts for the remainder of the year. We expect to have an average of approximately 28 rigs in 2010 and 21 rigs in 2011 under existing long-term contracts.

“We have activated eleven new Apex™ rigs so far this year. We currently have multi-year contracts for ten additional new advanced technology Apex™ rigs,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI stated, “As we have said, the severe downturn in our industry affected all of our regions and all sizes of rigs. We have reduced costs and streamlined operations so as to align our business units with current market conditions.

“We have recently experienced an increase in demand for our rigs under spot rate contracts. Accordingly, our rig count has increased in July, but our average revenues per operating day are being reduced since these spot rate contracts have lower dayrates than our long-term contracts.”

Mr. Siegel added, “We have been through these cycles before and believe that we are well-positioned for the opportunities that may arise during this period. Our balance sheet at June 30, 2009 remains strong with $168 million in cash and no debt.”

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on September 30, 2009 to holders of record as of September 15, 2009.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Statement of Financial Accounting Standards No. 128.

The Company’s quarterly conference call to discuss the operating results for the three and six-month periods ended June 30, 2009 is scheduled for July 30, 2009 at 10:00 a.m. (EDT) / 9:00 a.m. (CDT) / 7:00 a.m. (PDT). The dial-in information for participants is 800-573-4840 (Domestic) and 617-224-4326 (International). The Passcode for both numbers is 46742116. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available through August 3, 2009 at www.patenergy.com and at 888-286-8010 (Domestic) and 617-801-6888 (International). The Passcode for both numbers is 20896768.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Alabama, Colorado, Arizona, Utah, Wyoming, Montana, North Dakota, South Dakota, Pennsylvania, West Virginia and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
REVENUES	$160,764	$526,283	$456,803	$1,030,837
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	100,637	318,865	280,462	622,337
Depreciation, depletion and impairment	68,857	65,673	139,204	129,399
Selling, general and administrative	16,236	17,747	32,220	34,743
Net loss (gain) on asset disposals/retirements	176	(2,721)	350	(2,535)
Other operating expenses	2,000	300	6,000	600

Total costs and expenses	187,906	399,864	458,236	784,544

OPERATING INCOME (LOSS)	(27,142)	126,419	(1,433)	246,293

OTHER INCOME (EXPENSE)
Interest expense	(839)	(63)	(1,286)	(340)
Interest income	204	493	265	836
Other	12	353	35	737

Total other income (expense)	(623)	783	(986)	1,233

INCOME (LOSS) BEFORE INCOME TAXES	(27,765)	127,202	(2,419)	247,526
INCOME TAX EXPENSE (BENEFIT)	(10,022)	45,780	(879)	88,695

NET INCOME (LOSS)	$(17,743)	$81,422	$(1,540)	$158,831

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.12)	$0.52	$(0.01)	$1.03

Diluted	$(0.12)	$0.52	$(0.01)	$1.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	151,941	153,978	151,839	153,289

Diluted	151,941	155,894	151,839	155,410

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.16	$0.10	$0.28

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Contract Drilling:
Revenues	$101,716	$416,835	$327,420	$836,984
Direct operating costs (excluding depreciation)	$56,950	$251,381	$183,271	$495,748
Selling, general and administrative	$1,096	$1,297	$2,082	$2,821
Depreciation	$58,555	$57,362	$115,941	$113,234
Operating income (loss)	$(14,885)	$106,795	$26,126	$225,181
Operating days	5,720	22,245	17,193	44,478
Average revenue per operating day	$17.78	$18.74	$19.04	$18.82
Average direct operating costs per operating day	$9.96	$11.30	$10.66	$11.15
Average rigs operating	63	244	95	244
Capital expenditures	$148,447	$67,815	$215,449	$135,026
Pressure Pumping:
Revenues	$33,616	$57,094	$71,721	$99,958
Direct operating costs (excluding depreciation)	$22,862	$32,506	$49,868	$61,011
Selling, general and administrative	$4,964	$5,834	$10,799	$11,441
Depreciation	$6,688	$4,477	$12,827	$8,777
Operating income (loss)	$(898)	$14,277	$(1,773)	$18,729
Total jobs	1,681	3,400	3,592	6,311
Average revenue per job	$20.00	$16.79	$19.97	$15,84
Average costs per job	$13.60	$9.56	$13.88	$9.67
Capital expenditures	$6,753	$17,689	$28,573	$30,648
Drilling and Completion Fluids:
Revenues	$20,267	$38,745	$48,097	$71,295
Direct operating costs (excluding depreciation)	$19,005	$31,449	$43,527	$59,982
Selling, general and administrative	$1,757	$2,517	$3,932	$5,143
Depreciation	$600	$724	$1,215	$1,448
Operating income (loss)	$(1,095)	$4,055	$(577)	$4,722
Capital expenditures	$—	$1,525	$6	$1,533
Oil and Natural Gas Production and Exploration:
Revenues	$5,165	$13,609	$9,565	$22,600
Direct operating costs (excluding depreciation, depletion and impairment)	$1,820	$3,529	$3,796	$5,596
Depreciation and depletion	$2,187	$2,828	$5,677	$5,234
Impairment of oil and natural gas properties	$600	$79	$3,090	$300
Operating income (loss)	$558	$7,173	$(2,998)	$11,470
Capital expenditures	$1,551	$4,527	$2,521	$8,955
Corporate and Other:
Selling, general and administrative	$8,419	$8,099	$15,407	$15,338
Depreciation	$227	$203	$454	$406
Other operating expenses	$2,000	$300	$6,000	$600
Net loss (gain) on asset disposals/retirements	$176	$(2,721)	$350	$(2,535)
Total capital expenditures	$156,751	$91,556	$246,549	$176,162

	June 30,	December 31,
	2009	2008
Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$167,665	$81,223
Current assets	$449,785	$641,374
Total assets	$2,651,351	$2,712,817
Current liabilities	$219,703	$302,613
Borrowings outstanding under line of credit	$—	$—
Working capital	$230,082	$338,761